hqhvoting.txt
H&Q HEALTHCARE INVESTORS

ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on June 11, 2012. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

			For 		Withheld
Michael W. Bonney 	22,863,565 	788,499
Lawrence S. Lewin* 	22,889,821 	762,243
Daniel R. Omstead 	22,918,064 	734,000
Uwe E. Reinhardt 	22,832,656 	819,408

* Deceased, April 29, 2012

Lawrence S. Lewin, Daniel R. Omstead and Uwe E. Reinhardt were elected to serve until the 2015 Annual Meeting.

Micheal W. Bonney was elected to serve until the 2013 Annual Meeting.

Trustees serving until the 2013 Annual Meeting are Oleg M. Pohotsky and William S. Reardon, CPA.

Trustees serving until the 2014 Annual Meeting are Rakesh K. Jain, Ph.D. and Lucinda H. Stebbins, CPA.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2012 by the following votes:

 For 		Against		Abstain
23,376,015 	134,064 	141,985